EXHIBIT 99
First Franklin Corporation

FOR IMMEDIATE RELEASE:	MEDIA CONTACT:
Friday, February 19, 2010	Nick Vehr
Vehr Communications, LLC
T: 513.381.8347; C: 513.608.6640
nvehr@vehrcommunications.com
Siemers Retires as First Franklin Corporation
Chairman, President and CEO
CINCINNATI (OH) — February 19, 2010: Thomas H. Siemers, Chairman, President and CEO of First Franklin Corporation (NASDAQ: FFHS) and Chairman of Franklin Savings and Loan Company, has informed the board of directors of the Corporation of his decision to retire effective March 31, 2010. Mr. Siemers (76) has been with Franklin Savings for more than 60 years. He joined Franklin Savings in 1948 and was elected to the board of directors in 1953. He was elected as President of Franklin Savings in 1968. Mr. Siemers will continue to serve on the First Franklin Corporation and Franklin Savings and Loan Company boards.
Mr. Siemers said: “We built Franklin Savings and First Franklin on strong business fundamentals, and we have always strived to serve our customers and shareholders well. As we witness each day the dramatic and historic changes in the world of financial institutions, I have concluded that the most important thing I could do for this company is to enable a new generation of leadership to move it forward.”
Mr. Siemers continued: “My entire adult life has been dedicated to my family and this great business. I have been very blessed.
According to Richard H. Finan, First Franklin Corporation board member and Chairman of the board’s Selection Committee: “Tom Siemers is one of Cincinnati’s most loved, respected and successful business leaders. He is a dear friend and a trusted colleague. The strong leadership he provided and his common sense approach to business is precisely why we have persevered through this most difficult economic cycle.”

The board of directors has selected John “Jack” Kuntz (57) to replace Mr. Siemers as Chairman, President and CEO of First Franklin Corporation and Chairman of Franklin Savings and Loan Company effective April 1, 2010. Gretchen Schmidt, President and CEO of Franklin Savings and Loan Company, will continue in her current leadership role. Mr. Kuntz has served on the Franklin Savings and Loan Company board of directors since 2003 and the First Franklin Corporation board of directors since 2006. He has been involved in the financial services industry in various capacities for the majority of his working life. In addition to being a CPA (inactive), Mr. Kuntz joined Intrieve Incorporated in 1983 and became the President and CEO in 2000. Intrieve Incorporated provided technology services to financial institutions throughout the United States and was acquired by Harland Financial Solutions in 2005.
On the selection of Mr. Kuntz, Mr. Finan added, “Our customers and shareholders will benefit from Jack’s energetic and entrepreneurial leadership. He will work with our strong leadership team and guide this company into the future.”
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About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of The Franklin Savings and Loan Company. Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com.